Exhibit 99.1

Investors Title Company Announces Record First Quarter 2021 Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--May 5, 2021--Investors Title Company today announced record results for the quarter ended March 31, 2021. The Company reported net income of $13.8 million, or $7.29 per diluted share, compared with a net loss of $7.0 million, or $3.71 per diluted share, for the prior year period. The Company set quarterly records for total revenues, net premiums written and net income.

Revenues for the quarter increased 141.1% to $72.1 million, compared to $29.9 million in the prior year period. Net premiums written increased 59.2% to $61.5 million, as lower average interest rates continued to drive strong levels of refinance activity and home sales. While escrow and title-related fees increased commensurate with the growth in premiums, revenues from non-title services decreased 18.4% mainly due to the impact of low interest rates on our like-kind exchange business. Changes in the estimated fair value of equity security investments resulted in a benefit to revenues of $3.2 million, $17.7 million higher than the prior year period, as equity markets continued to rally following the dip from initial impacts of the COVID-19 pandemic in the prior year period.

Operating expenses increased 42.5%, mainly due to a 51.3% increase in commissions to agents commensurate with the increase in agent premium volume. Claims expense was $685,000 higher than the prior year period due to the increase in premium volume, which was partially offset by a higher level of favorable loss development related to recent policy years. Personnel expenses were 36.8% higher due primarily to additions to staffing in support of strategic growth initiatives, additional staffing required to support volume increases, and increased levels of incentive compensation.

Income before income taxes increased $25.8 million to $17.3 million. Excluding the impact of changes in the estimated fair value of investments in equity securities, income before income taxes (non-GAAP) increased 137.4% to $14.1 million (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).

Chairman J. Allen Fine commented, “We are pleased to report another quarter of exceptional operating results. Overall, the quarter was shaped by a continuation of the trends that began last year following the onset of the pandemic. Low interest rates continued to fuel a high level of refinance activity, as well as strong demand for housing. The Company experienced revenue increases in all of its key markets, and across all channels.

“As we enter the second quarter, the outlook for the real estate market for 2021 is drawing more into focus. The view of most economists appears to be that economic growth, fueled by federal stimulus, the rollout of the COVID-19 vaccine, and job growth will increase throughout the year. Although this growth may lead to a higher interest rate environment, we believe mortgage interest rates will likely remain low by historical standards. Refinance activity will almost certainly slow as rates nudge upward, but we believe population demographics, residual demand attributable to supply shortages, and a growing economy will result in a strong housing market for 2021.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Cautionary Statements Regarding Forward-Looking Statements

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “plan,” expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends. Such statements include, among others, any statements regarding the Company’s expected performance for this year, projections regarding U.S. recovery from the COVID-19 pandemic, future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the severity and duration of the COVID-19 pandemic (including any of its variants) and its effects (and the effects of measures undertaken to combat it) on the economy and the Company’s business; the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulations; changes in the economy; changes resulting from President Biden’s administration and Congress; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries Consolidated Statements of Operations For the Three Months Ended March 31, 2021 and 2020 (in thousands, except per share amounts) (unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Net premiums written	$61,477	$38,627
Escrow and other title-related fees	2,798	1,842
Non-title services	2,078	2,547
Interest and dividends	1,016	1,177
Other investment income	941	440
Net realized investment gains (losses)	321	(412)
Changes in the estimated fair value of equity security investments	3,239	(14,458)
Other	208	138
Total Revenues	72,078	29,901

Operating Expenses:
Commissions to agents	30,542	20,187
Provision for claims	1,591	906
Personnel expenses	16,153	11,809
Office and technology expenses	2,742	2,415
Other expenses	3,735	3,113
Total Operating Expenses	54,763	38,430

Income (Loss) before Income Taxes	17,315	(8,529)

Provision (Benefit) for Income Taxes	3,492	(1,518)

Net Income (Loss)	$13,823	$(7,011)

Basic Earnings (Loss) per Common Share	$7.30	$(3.71)

Weighted Average Shares Outstanding – Basic	1,894	1,890

Diluted Earnings (Loss) per Common Share	$7.29	$(3.71)

Weighted Average Shares Outstanding – Diluted	1,897	1,890

Investors Title Company and Subsidiaries Consolidated Balance Sheets As of March 31, 2021 and 2020 (in thousands) (unaudited)

	March 31, 2021	December 31, 2020
Assets

Cash and cash equivalents	$22,964	$13,723

Investments:
Fixed maturity securities, available-for-sale, at fair value	102,970	117,713
Equity securities, at fair value	64,646	64,919
Short-term investments	30,498	15,170
Other investments	14,840	15,493
Total investments	212,954	213,295

Premiums and fees receivable	20,188	19,427
Accrued interest and dividends	1,232	1,038
Prepaid expenses and other receivables	10,622	9,418
Property, net	12,338	11,160
Goodwill and other intangible assets, net	10,119	9,771
Operating lease right-of-use assets	3,379	3,533
Other assets	1,744	1,560
Total Assets	$295,540	$282,925

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$34,562	$33,584
Accounts payable and accrued liabilities	32,038	36,020
Operating lease liabilities	3,509	3,669
Current income taxes payable	3,377	638
Deferred income taxes, net	9,181	8,592
Total liabilities	82,667	82,503

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,894 and 1,892 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	209,157	196,096
Accumulated other comprehensive income	3,716	4,326
Total stockholders’ equity	212,873	200,422
Total Liabilities and Stockholders’ Equity	$295,540	$282,925

Investors Title Company and Subsidiaries Net Premiums Written By Branch and Agency For the Three Months Ended March 31, 2021 and 2020 (in thousands) (unaudited)

	Three Months Ended March 31,
	2021	%	2020	%
Branch	$17,360	28.2	$9,895	25.6

Agency	44,117	71.8	28,732	74.4

Total	$61,477	100.0	$38,627	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three Months Ended March 31, 2021 and 2020
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of changes in the estimated fair value of equity security investments, which are recognized in net income (loss) under GAAP. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended March 31,
	2021	2020

Revenues
Total revenues (GAAP)	$72,078	$29,901
(Subtract) Add: Changes in the estimated fair value of equity security investments	(3,239)	14,458
Adjusted revenues (non-GAAP)	$68,839	$44,359

Income (Loss) before Income Taxes
Income (loss) before income taxes (GAAP)	$17,315	$(8,529)
Subtract (Add): Changes in the estimated fair value of equity security investments	(3,239)	14,458
Adjusted income before income taxes (non-GAAP)	$14,076	$5,929

Contacts

Elizabeth B. Lewter
Telephone: (919) 968-2200